Subsidiaries of the Registrant



During fiscal 1994, the company had the following subsidiaries, all of which are included in the consolidated financial statements incorporated in this report:



     AKOM, Ltd., a Cayman Islands, B.W.I. corporation (100% owned)



     Dominion Stores, Inc., a Virginia corporation (100% owned)



     Tultex International, Inc., a Virginia corporation (100% owned)



     Logo 7, Inc., a Virginia corporation (100% owned) Virginia



     Universal Industries, Inc., a Massachusetts corporation (100% owned)



     Tultex Canada, Inc., a Canadian corporation (78% owned)